Exhibit 10.24

Lease Agreement
(English Translation)

Note: This is an English translation of an agreement originally drafted in Chinese, and accordingly this translation is not legally effective or binding on the parties. This translation is being furnished for disclosure purposes.

Lessor (Party A): Jiangsu Ever-Glory International Group Co.

Lessee (Party B): Nanjing New-Tailun Garments Co., Ltd.

Whereas, in accordance with the rules and regulations stipulated in the Contract Law of the People's Republic of China, the parties are freely entering into this agreement regarding the land and building leased by Party A to Party B, and the parties have prepare this agreement through negotiations mutual agreement, in order to define rights and obligations of both parties under the lease.

Article One

Party A represents that all the buildings leased are owned by Party A in conformity with national regulations concerning building ownership.

Article Two

Location, Acreage, Decoration, and Facilities

1.	Party A agrees to lease the plot of land and the buildings on the plot to Party B, which is located at No. 58 Chenling Road, Shangfang Township, Jiangning District, Nanjing.

2.
The National Land Rights Certificate for this plot is numbered Jiangning National Rights 2004 Number 0020, and encompasses an area sized 8053.33 square meters, and a floor area of 10,000 square meters (subject to Party A's measurements).

Article Three

Party B is required to show its identity certificate. The two parties shall have the certificates of each other copied for future reference.

Article Four

Term and Purpose of the Lease

1.	The term shall be for 2 years commencing from April 1, 2006 and ending March 31, 2008.

2.	Party B promises to Party A that the buildings shall only used for office purposes.

3.	Upon expiration of the term, Party A has the right to recover possession of the building, and Party B agrees to return possession in a timely manner.

4.	If the parties wish to extend the term of this lease, Party B should give Party A three-months' notice before the expiration, and this lease contract shall be renewable upon consent by Party A.

Article Five

Rent and Payments

1.	Yearly rent of the land and buildings is RMB 200,000 (Two Hundred Thousand RMB Yuan).

2.
The rent shall be paid in the following manner: Party B will pay annual rent applicable for the year on April 10 of such year, and promises to properly maintain the building and use it (walls, floors and windows, etc.) in a reasonable manner.

Article Six

Party B shall pay fees and utilities related to operation of the building during the lease term including: water expenses, electricity charges, estate maintenance and related expenditures.

Article Seven

Maintenance and Usage of the Building

1.
During the term of lease, Party B promises to ensure the safe use of the building, and bears the responsibility of repairing the buildings and all the facilities if and when they require repair. If the repairing necessitates cooperation from Party A, Party B will give Party A seven-days’ advance notice and Party A agrees to actively cooperate.

2.
Party A shall use the leased premises in a reasonable manner. If any damage should occur that is caused by improper usage, Party B shall repair the facilities immediately or make a timely and appropriate compensation to Party A. Any alterations of the interior structure, decor, or installation of any equipment or fixtures within the building, shall require approval in writing from Party A prior to buildout in relation to the designed scale, construction scope, process and material. Upon expiration of the lease term or termination of the lease due to Party B's violation of any term of this lease, except as provided by written agreement made by both parties, Party A shall have the right to do any the following:

(1)	take possession and ownership of any modifications to the premises, including décor, improvements, fixtures, etc.;

(2)	have the building restored to its previous condition by Party B;

(3)	charge Party B for the cost of restoring the premises to its original state prior to the modifications made by Party B.

3.
The fixtures and equipment installed by Party B which can be removed (such as air conditioners) shall be removed by Party B. However, any materials which cannot be removed (such as floors, tiles, partitions) shall be taken over by Party A.

Article Eight

The Transfer and Sub-lease of the Land and Buildings

1.
During the term of lease, Party A has the right to transfer the land and building according to the required legal formalities and after the transfer, this contract shall continue to be effective as between the new owner and Party B.

2.	Without Party As consent, Party B is not allowed to sub-lease the premises to any third party.

3.
In case Party A sells the property, Party A shall give Party B two months notice in advance. Party B shall have a right of first refusal to purchase the land and buildings on the same terms and conditions as it is proposed to be sold by Party A.

Article Nine

Modification, Dissolving, and Termination of the Contract

1.	The two parties can modify or terminate the contract through negotiations.

2.	If Party A assigns this agreement to another party, Party B has the right to dissolve the contract if:

(1)	the new party to this agreement fails to provide the land and buildings or those provided are not up to the contracted conditions and seriously affects normal usage.

(2)	the new party fails to do its duty in repairing the buildings and this seriously affects normal usage.

3.	During the lease term, Party A has the right to dissolve the contract and repossess the leased buildings if any of the following actions are taken by Party B:

(1) Party B sub-leases or lends the leased buildings without Party A's written permission.

(2) Party B demolishes or changes the structure of the buildings without Party A's written permission.

(3) Party B causes damage the leased buildings, and fails to repair such damage within a reasonable period provided by Party A.

(4) Party B uses the buildings in a way other than that stipulated in this agreement without Party A's written permission.

(5) Party B uses the leased buildings to store perilous goods or have illegal activities in it.

(6) Party B delays the payment of fees and expenses stipulated in this agreement.

(7) Party B is more than one month delinquent with the payment of rent due.

4.
For an extended term, Party B shall give Party A written notice three months in advance of the expiration. In case Party A continues to lease the buildings, Party B shall have a right of first refusal to obtain a lease from Party A under same terms and conditions.

5.	This lease automatically terminates upon the expiration date unless extended according to the terms of this agreement.

6.	This lease shall terminate if it cannot be implemented due to a force majeure event.

Article Ten

Examinations Upon Repossession of the Leased Property

1.	Party A shall inspect the premises to ensure that the building is in a normal usable state.

2.	The two parties collectively shall take part in the examination and inspection, and shall agree on issues such as decoration, hardware and facilities.

3.	Party B shall turn over possession of the buildings and facilities to Party A upon the expiration of this agreement.

4.
Upon the above turn-over of possession, Party B shall maintain the buildings and facilities in good condition, and shall not leave any articles in it or do anything to adversely affect the building's normal usage. Party A has the right to dispose of anything left by Party B without the approval of Party A.

Article Eleven

Responsibilities in the Event of Default by Party A

1.
If this agreement is terminated due to Party As failure to provide the land and building stipulated in this agreement, Party A shall be obligated to pay Party B 20% of the total amount of this agreement as a penalty. In addition, Party A shall compensate Party B for any losses suffered by Party B as a result of such failure.

2.
If Party A breaches the agreement and repossess to the land and buildings prior to the termination or expiration of this Agreement, Party A shall pay Party B 10% of the total amount of this agreement as a penalty. If this payment does not sufficiently compensation Party B for the actual losses sustained by Party B, Party A shall have the responsibility of compensating Party B by any means necessary in order to make Party B whole.

Article Twelve

Responsibilities in the Event of Default by Party B

1.
During the lease term, Party A has the right to dissolve the agreement and repossess the leased buildings in the event that Party B takes any of the following actions. Party B shall pay 10% of the total amount of this agreement to Party A as a penalty. If this payment cannot make up for the actual losses suffered by Party A, Party B shall have the responsibility of compensating Party A by any means necessary in order to make Party A whole.

(1)	Party B sub-leases or lends the leased buildings without Party A’s written permission.

(2)	Party B demolishes or changes the structure of the buildings without Party A’s written permission.

(3)	Party B unilaterally dissolves this agreement without Party A’s written permission.

(4)	Party B uses the buildings in a way other than that stipulated in this agreement or conducts illegal activities in it.

(5)	Party B fails to pay rent timely for over one month.

2.	For every day of overdue payment by Party B, Party B should pay a penalty of two times of the amount calculated as daily rent.

3.
Upon expiration of the contract, Party B shall return possession of the building in a timely manner. For every day of the delay of repossession of the property, Party B should pay find five times of the amount calculated as daily rent.

Article Thirteen

Exemption from Liabilities

1.
In the event this contract cannot be fulfilled and any losses are sustained by either of the parties due to a force majeure event, Party A and Party B shall not have any obligations the other party for any resulting losses.

2.	In the event that any demolition or rebuilding of the leased properties is required by government action, neither party shall have any liability to the other party for resulting damages.

3.
In the event the agreement is terminated due any of the above-mentioned causes, the rent shall be calculated by actual length of time when the property is used, and for any deficient month, the rent is calculated day by day, with credit back for any surplus and charge back for any deficiency.

4.	Force Majeure means a disruptive event or condition which is unforeseen and beyond the reasonable control of the parties.

Article Fourteen

This agreement may be amended or supplemented in writing signed by both parties. Any supplementary clauses appended to this agreement shall form a part of this agreement, and shall be enforceable as such.

Article Fifteen

Dispute Resolution

All disputes in connection with this agreement or the execution thereof shall be settled through amicable negotiations by the contracting parties. If no settlement can be reached through negotiations, the case may then be submitted as a lawsuit to the People's Law Court in the jurisdiction in which Party A is located.

Article Sixteen

This agreement takes effect when both parties execute and deliver it with each parties’ respective corporate seal.

Article Seventeen

This agreement and its attachments have been executed in multiple counterparts, and each counterpart shall have equal force and effect as if it were an original.

Lessor (Party A):	Jiangsu Ever-Glory International Group Co. (seal)

Lessee (Party B):	Nanjing New-Tailun Garments Co., Ltd. (seal)